BMC Stock Holdings, Inc. Announces 2019 Second Quarter Results

Raleigh, NC - August 6, 2019 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products, services and innovative solutions in the U.S. residential construction market, today announced its financial results for the second quarter ended June 30, 2019. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release.

The Company’s results reflected in this release include the impact of an out of period provision for bad debts of $4.3 million (“Out of Period Item”). See further description in the “Out of Period Item” section of this press release.

Second Quarter 2019 Highlights (Comparisons are to Prior Year Period)

•	Net sales of $946.4 million, a decrease of 5.2% primarily driven by commodity price deflation, partially offset by acquisition growth of 2.8% and other organic growth of 2.0%.

•	Gross profit of $245.8 million, an increase of 2.6%

•	Gross margin (or gross profit as a percentage of sales) of 26.0%, an increase of 200 basis points

•	Net income of $35.7 million, a decrease of $4.7 million

•	Adjusted EBITDA (non-GAAP) of $73.3 million, a decrease of $5.5 million, inclusive of the $4.3 million Out of Period Item

•	Adjusted EBITDA margin (non-GAAP) of 7.7%, a decrease of 20 basis points

•	Diluted earnings per share of $0.53, a decrease of $0.07

•	Adjusted net income per diluted share (non-GAAP) of $0.59, a decrease of $0.05

•	Cash provided by operating activities of $51.6 million, an increase of $23.8 million

•	Increased the Company’s senior secured credit agreement by $50 million to $425 million and extended the maturity to May 31, 2024

In describing the quarter, Dave Flitman, President and CEO of BMC, said, “Our continued focus on the execution of our strategy led to another quarter of solid results, which were highlighted by net income of $35.7 million, Adjusted EBITDA of $73.3 million and strong margins, as well as significantly improved cash flow from operations. Our investments in innovation, productivity, talent development and tuck-in acquisitions are helping us gain share in our value-added categories, enhance our footprint and customer mix in our local markets and drive a culture of continuous improvement. Importantly, during the quarter, these efforts enabled us to deliver organic growth in our value-added product categories, including 4.5% organic net sales growth in Structural Components before deflation and 5.3% organic net sales growth in Millwork, Doors and Windows, both of which solidly outpaced the underlying trends in single-family starts. We were also pleased to announce the acquisition of Kingston Lumber last week, as we continue to deliver on our efforts to add great talent and capability to our existing footprint through tuck-in acquisitions. We remain focused on executing our strategic initiatives and believe we are well positioned to drive long-term growth and shareholder value.”

Second Quarter 2019 Summary of Financial Results
During the three months ended June 30, 2019, the Company generated solid net income, diluted earnings per share, Adjusted EBITDA (non-GAAP) and Adjusted EBITDA margin (non-GAAP), as well as significantly improved operating cash flow.

	Three Months Ended June 30,
(in thousands, except per share data)	2019	2018	Variance
Net sales	$946,375	$998,461	$(52,086)

Net income and EPS
Net income (GAAP)	$35,699	$40,405	$(4,706)
Diluted earnings per share (GAAP)	$0.53	$0.60	$(0.07)
Adjusted net income (non-GAAP)	$39,363	$43,410	$(4,047)
Adjusted net income per diluted share (non-GAAP)	$0.59	$0.64	$(0.05)

Adjusted EBITDA (non-GAAP)	$73,329	$78,829	$(5,500)
Adjusted EBITDA margin (non-GAAP)	7.7%	7.9%	(0.2)%

Net cash provided by operating activities	$51,553	$27,737	$23,816
Second Quarter 2019 Financial Results Compared to Prior Year Period

•
Net sales decreased 5.2% to $946.4 million, primarily driven by commodity price deflation. Specifically, the Company estimates that net sales decreased 8.9% from commodity price deflation within the lumber & lumber sheet goods and structural components product categories and 1.1% from the disposition of the Coleman Floor business. These decreases were partially offset by an increase of 2.8% from the acquisitions of Barefoot and Company and Locust Lumber and an increase of 2.0% from other organic growth.

•
Gross profit increased 2.6% to $245.8 million. Gross profit as a percentage of sales (gross margin) was 26.0%, as compared to 24.0% for the second quarter of 2018. This result reflects a 320 basis point year-over-year improvement in gross margin within the lumber and lumber sheet goods category and a 300 basis point improvement within structural components.

•
Selling, general and administrative (“SG&A”) expenses increased $11.6 million to $181.4 million. Excluding the $4.3 million impact of the Out of Period Item, SG&A expenses increased $7.3 million. Approximately $4.4 million of this increase related to SG&A expenses of Barefoot and Company and Locust Lumber and $1.8 million of the increase related to increased health care costs, while the remaining increase was primarily related to employee wage inflation.  SG&A expenses as a percent of net sales were 19.2%, compared with 17.0% for the second quarter of 2018. This increase was primarily a result of deflation in the selling prices of lumber and lumber sheet goods. Excluding the impact of the bad debt expense that related to prior periods, SG&A expenses as a percent of net sales during the second quarter of 2019 were 18.7%.

•	Depreciation expense, including the portion reported within cost of sales, increased to $13.3 million, compared to $12.4 million in the second quarter of 2018.

•	Merger and integration costs increased to $1.4 million, consisting primarily of system integration costs, compared to $0.5 million in the second quarter of 2018.

•
Amortization expense increased to $4.3 million, compared to $3.8 million in the second quarter of 2018 primarily due to the amortization of intangible assets acquired in the Barefoot and Company and Locust Lumber acquisitions.

•	The Company recognized asset impairment charges of $0.5 million related to the relocation of the operations of one of the Company’s facilities.

•	Interest expense decreased to $5.6 million, compared to $6.0 million in the second quarter of 2018.

•
Other income, net, increased to $3.7 million, which was derived primarily from state and local tax incentives, interest income and customer service charges, compared to $2.9 million in the second quarter of 2018. This increase resulted primarily from an increase in interest income.

•	Net income decreased to $35.7 million, or $0.53 per diluted share, compared to $40.4 million, or $0.60 per diluted share, in the second quarter of 2018.

•
Adjusted net income (non-GAAP) decreased to $39.4 million, or $0.59 per diluted share (non-GAAP), compared to Adjusted net income of $43.4 million, or $0.64 per diluted share, in the second quarter of 2018.

•	Adjusted EBITDA (non-GAAP) decreased 7.0% to $73.3 million, compared to $78.8 million in the second quarter of 2018.

•	Adjusted EBITDA margin (non-GAAP), defined as Adjusted EBITDA as a percentage of net sales, declined 20 basis points to 7.7%.

•	Cash provided by operating activities increased $23.8 million to $51.6 million, primarily due to commodity price deflation and improved inventory turns.

Liquidity and Capital Resources
Total liquidity as of June 30, 2019 was approximately $528.2 million, which included cash and cash equivalents of $160.5 million and $367.7 million of borrowing availability under the Company’s asset-backed revolver. In May, the Company successfully increased the borrowing capacity under its senior secured credit agreement, which includes a revolving line of credit, from $375 million to $425 million and extended the maturity from December 1, 2020 to May 31, 2024.

Capital expenditures during the second quarter of 2019, net of proceeds from the sale of property, equipment and real estate, totaled $28.7 million. These expenditures were primarily used to fund purchases of vehicles and equipment to replace aged assets and support increased sales volume, and facility, technology and automation investments to support our operations.

Acquisitions
Subsequent to the end of the second quarter, on August 1, 2019, the Company enhanced its value-added offerings and footprint in the Seattle market with the acquisition of Kingston Lumber, a supplier of trusses and other building materials primarily to custom homebuilders and professional remodeling contractors. For the year ended December 31, 2018, Kingston Lumber generated net sales of approximately $24 million.

Stock Repurchases
On November 26, 2018, the Company announced that its board of directors authorized a $75.0 million share repurchase program. In the second quarter of 2019, the Company repurchased less than 0.1 million shares at an average price of $18.16 per share. As of August 6, 2019, the Company had approximately $55.7 million of capacity remaining under the current share repurchase authorization.

Out of Period Item
The Company’s results reflected in this release include the impact of the Out of Period Item. Specifically, a former credit manager within one of the Company’s local operations violated the Company’s credit policy by manipulating the aging of certain unpaid customer invoices. The incorrect aging of these invoices prevented the Company from pursuing more vigilant collection activities or increasing its provision for doubtful accounts in a timely manner. The Company has determined the cumulative impact recognized in the second quarter of $4.3 million is not material to the current period or any previously issued financial statements. The Company is also reviewing access-related internal control deficiencies, which is likely to result in the reporting of a material weakness in internal controls over financial reporting. The Company is implementing corrective actions to remediate these internal control deficiencies.

Conference Call Information
BMC will host a conference call on Tuesday, August 6, 2019 at 8:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. Prior to the call, an earnings release presentation will be posted on the Company’s investor relations website - ir.buildwithbmc.com - in the “Events and Presentations” tab under the heading “Presentation Archive.” The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for both the live call and the replay is 13692091. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on August 13, 2019. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

Non-GAAP Financial Measures
This press release presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted EBITDA and Adjusted net income to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables included in this press release under “Reconciliation of GAAP to Non-GAAP Measures.”

About BMC Stock Holdings, Inc.
With approximately $3.7 billion in 2018 net sales, BMC is a leading provider of diversified building products, services and innovative solutions to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Raleigh, NC, the Company’s comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 19 states, principally in the South and West regions.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as “may,” “might,” “predict,” “future,” “seek to,” “assume,” “goal,” “objective,” “continue,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “guidance,” “possible,” “predict,” “propose,” “potential” and “forecast,” or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC’s control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.
A number of important factors could cause actual results to differ materially from those indicated by forward-looking statements. These factors include without limitation:

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	fluctuation of commodity prices and prices of our products as a result of national and international economic and other conditions;

•	the impact of potential changes in our customer or product sales mix;

•	our concentration of business in the Texas, California and Georgia markets;

•	the potential loss of significant customers or a reduction in the quantity of products they purchase;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability and positive cash flows;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact of long-term noncancellable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations, market conditions or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the impact of changes in legislation and government policy;

•	the impact of unexpected changes in our tax provisions and adoption of new tax legislation;

•	our ability to utilize our net operating loss carryforwards;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	the impact of health and safety laws and regulations;

•	the impact of disruptions to our information technology systems;

•	cybersecurity risks;

•	our exposure to losses if our insurance coverage is insufficient;

•	our ability to operate on multiple Enterprise Resource Planning (“ERP”) information systems and convert multiple systems to a single system;

•	the impact of our indebtedness;

•	the impact of the various financial covenants in our secured credit agreement and senior secured notes indenture; and

•	other factors discussed or referred to in the “Risk Factors” section of BMC's most recent Annual Report on Form 10-K filed with the SEC on February 28, 2019.
All such factors are difficult to predict and are beyond BMC’s control. All forward-looking statements attributable to BMC or persons acting on BMC’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Net sales
Building products	$712,386	$782,122	$1,333,301	$1,428,076
Construction services	233,989	216,339	438,479	404,587
	946,375	998,461	1,771,780	1,832,663
Cost of sales
Building products	510,710	582,008	955,647	1,062,309
Construction services	189,888	176,854	354,234	331,671
	700,598	758,862	1,309,881	1,393,980
Gross profit	245,777	239,599	461,899	438,683

Selling, general and administrative expenses	181,431	169,828	351,365	330,032
Depreciation expense	10,043	9,758	19,616	19,264
Amortization expense	4,338	3,816	8,685	7,473
Merger and integration costs	1,382	481	4,172	2,168
Impairment of assets	529	—	529	—
	197,723	183,883	384,367	358,937
Income from operations	48,054	55,716	77,532	79,746
Other income (expense)
Interest expense	(5,574)	(6,008)	(11,612)	(11,990)
Other income, net	3,709	2,927	6,619	4,877
Income before income taxes	46,189	52,635	72,539	72,633
Income tax expense	10,490	12,230	16,490	16,869
Net income	$35,699	$40,405	$56,049	$55,764

Weighted average common shares outstanding
Basic	66,578	67,269	66,679	67,204
Diluted	67,077	67,667	67,179	67,666

Net income per common share
Basic	$0.54	$0.60	$0.84	$0.83
Diluted	$0.53	$0.60	$0.83	$0.82

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$160,546	$150,723
Accounts receivable, net of allowances	341,405	298,440
Inventories, net	325,516	309,279
Contract assets	32,064	32,348
Prepaid expenses and other current assets	65,547	56,249
Total current assets	925,078	847,039
Property and equipment, net of accumulated depreciation	318,040	294,327
Operating lease right-of-use assets	110,398	—
Customer relationship intangible assets, net of accumulated amortization	173,222	158,563
Other intangible assets, net of accumulated amortization	451	325
Goodwill	274,842	262,997
Other long-term assets	9,256	12,860
Total assets	$1,811,287	$1,576,111
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$212,766	$123,495
Accrued expenses and other liabilities	87,279	110,276
Contract liabilities	34,049	34,888
Income taxes payable	9,134	902
Interest payable	4,759	4,759
Current portion:
Long-term debt and finance lease obligations	6,346	6,661
Operating lease liabilities	23,133	—
Insurance reserves	15,606	15,198
Total current liabilities	393,072	296,179
Insurance reserves	42,841	41,270
Long-term debt	345,614	345,197
Long-term portion of finance lease obligations	6,410	8,845
Long-term portion of operating lease liabilities	93,464	—
Deferred income taxes	9,922	3,034
Other long-term liabilities	345	6,927
Total liabilities	891,668	701,452
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 68.2 million and 67.7 million shares issued, and 66.7 million and 67.2 million outstanding at June 30, 2019 and December 31, 2018, respectively	682	677
Additional paid-in capital	678,914	672,095
Retained earnings	266,394	210,345
Treasury stock, at cost, 1.5 million and 0.5 million shares at June 30, 2019 and December 31, 2018, respectively	(26,371)	(8,458)
Total stockholders' equity	919,619	874,659
Total liabilities and stockholders' equity	$1,811,287	$1,576,111

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
(in thousands)	2019	2018
Cash flows from operating activities
Net income	$56,049	$55,764
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	25,739	24,461
Amortization of intangible assets	8,685	7,473
Amortization of debt issuance costs	807	842
Deferred income taxes	6,888	1,577
Non-cash stock compensation expense	6,163	4,916
Gain on sale of property, equipment and real estate	(1,949)	(1,571)
Other non-cash adjustments	2,200	665
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(30,725)	(64,648)
Inventories, net	(8,557)	(49,789)
Accounts payable	85,178	60,153
Other assets and liabilities	(21,166)	11,106
Net cash provided by operating activities	129,312	50,949
Cash flows from investing activities
Purchases of businesses, net of cash acquired	(52,012)	(20,970)
Purchases of property, equipment and real estate	(45,905)	(26,287)
Proceeds from sale of property, equipment and real estate	4,153	6,731
Insurance proceeds	107	1,991
Net cash used in investing activities	(93,657)	(38,535)
Cash flows from financing activities
Proceeds from revolving line of credit	110,987	543,460
Repayments of proceeds from revolving line of credit	(110,987)	(547,922)
Repurchases of common stock under share repurchase program	(16,446)	—
Payments on finance lease obligations	(3,385)	(4,012)
Principal payments on other notes	—	(50)
Other financing activities, net	(6,001)	(1,293)
Net cash used in financing activities	(25,832)	(9,817)
Net increase in cash and cash equivalents	9,823	2,597
Cash and cash equivalents
Beginning of period	150,723	11,750
End of period	$160,546	$14,347

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Net Sales by Product Category
(unaudited)

	Three Months Ended June 30, 2019		Three Months Ended June 30, 2018			Other Organic % Change (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$166,955	17.6%	$167,617	16.8%	(0.4)%	4.5%
Lumber & lumber sheet goods	281,855	29.8%	368,123	36.9%	(23.4)%	(3.7)%
Millwork, doors & windows	271,135	28.6%	249,194	25.0%	8.8%	5.3%
Other building products & services	226,430	24.0%	213,527	21.3%	6.0%	6.2%
Total net sales	$946,375	100.0%	$998,461	100.0%	(5.2)%	2.0%

	Six Months Ended June 30, 2019		Six Months Ended June 30, 2018			Other Organic % Change (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$308,231	17.4%	$303,446	16.6%	1.6%	4.6%
Lumber & lumber sheet goods	523,814	29.6%	656,209	35.8%	(20.2)%	(3.5)%
Millwork, doors & windows	511,057	28.8%	478,712	26.1%	6.8%	3.8%
Other building products & services	428,678	24.2%	394,296	21.5%	8.7%	9.8%
Total net sales	$1,771,780	100.0%	$1,832,663	100.0%	(3.3)%	2.7%

Net Sales by Customer Type
(unaudited)

	Three Months Ended June 30, 2019		Three Months Ended June 30, 2018 (b)			Other Organic % Change (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$716,974	75.8%	$764,795	76.6%	(6.3)%	1.5%
Remodeling contractors	110,313	11.7%	118,138	11.8%	(6.6)%	(0.3)%
Multi-family, commercial & other contractors	119,088	12.5%	115,528	11.6%	3.1%	8.2%
Total net sales	$946,375	100.0%	$998,461	100.0%	(5.2)%	2.0%

	Six Months Ended June 30, 2019		Six Months Ended June 30, 2018 (b)			Other Organic % Change (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$1,345,692	76.0%	$1,403,653	76.6%	(4.1)%	2.4%
Remodeling contractors	198,521	11.2%	214,284	11.7%	(7.4)%	(3.1)%
Multi-family, commercial & other contractors	227,567	12.8%	214,726	11.7%	6.0%	10.1%
Total net sales	$1,771,780	100.0%	$1,832,663	100.0%	(3.3)%	2.7%
(a) Other organic change is calculated as the total change in net sales adjusted for the estimated impact of changes in commodity-related prices, the net sales of non-comparable acquired or disposed operations and changes in selling days, as applicable.
(b) Certain previously reported amounts for the three and six months ended June 30, 2018 were revised in the tables above.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•
Adjusted EBITDA is defined as net income plus interest expense, interest income, income tax expense, depreciation and amortization, merger and integration costs, non-cash stock compensation expense, acquisition costs and other items.

•	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.

•	Adjusted net income is defined as net income plus merger and integration costs, non-cash stock compensation expense, acquisition costs, other items and after tax effecting those items.

•	Adjusted net income per diluted share is defined as Adjusted net income divided by diluted weighted average shares.
Company management uses Adjusted EBITDA and Adjusted net income for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect any cash requirements for such replacements and (vi) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in conjunction with GAAP results. Readers should review the reconciliations of net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Net income	$35,699	$40,405	$56,049	$55,764
Interest expense	5,574	6,008	11,612	11,990
Interest income	(844)	—	(1,785)	—
Income tax expense	10,490	12,230	16,490	16,869
Depreciation and amortization	17,632	16,253	34,424	31,934
Merger and integration costs	1,382	481	4,172	2,168
Non-cash stock compensation expense	3,248	3,141	6,163	4,916
Acquisition costs (a)	18	33	598	267
Impairment of assets	529	—	529	—
Sale of Coleman Floor (b)	(301)	—	(301)	—
Other items (c)	(98)	278	(222)	2,101
Adjusted EBITDA	$73,329	$78,829	$127,729	$126,009
Adjusted EBITDA margin	7.7%	7.9%	7.2%	6.9%

Net income	$35,699	$40,405	$56,049	$55,764
Merger and integration costs	1,382	481	4,172	2,168
Non-cash stock compensation expense	3,248	3,141	6,163	4,916
Acquisition costs (a)	18	33	598	267
Impairment of assets	529	—	529	—
Sale of Coleman Floor (b)	(301)	—	(301)	—
Other items (c)	(98)	278	(222)	2,101
Tax effect of adjustments to net income (d)	(1,114)	(928)	(2,588)	(2,232)
Adjusted net income	$39,363	$43,410	$64,400	$62,984

Diluted weighted average shares	67,077	67,667	67,179	67,666
Adjusted net income per diluted share	$0.59	$0.64	$0.96	$0.93
(a) Represents costs incurred related to the acquisitions of Barefoot and Company, Locust Lumber and Shone Lumber. For the three and six months ended June 30, 2019, the amount also includes costs incurred related to the conversion of the ERP system utilized by Shone Lumber.
(b) Represents the effect of certain customary post-closing adjustments related to the November 1, 2018 disposition of the Company’s Coleman Floor business (“Coleman Floor”).
(c) For the three months ended June 30, 2019, represents income from a recovery made by the Company related to a fire at one of the Company’s facilities during 2015 (the “Recovery Income”). For the six months ended June 30, 2019, represents the Recovery Income and the effect of the settlement of pending litigation for an amount below what was previously accrued. For the three and six months ended June 30, 2018, represents costs incurred in connection with the departure of the Company’s former chief executive officer and the search for his permanent replacement.
(d) The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 23.3%, 23.6%, 23.7% and 23.6% for the three months ended June 30, 2019 and 2018 and the six months ended June 30, 2019 and 2018, respectively.